EXHIBIT 10.1

EQUITY TRANSFER AGREEMENT

in respect of

LIGHTPATH (ZHENJIANG) OPTICAL INSTRUMENTATION CO., LTD.

Dated July 23, 2026

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	EQUITY TRANSFER	4
3.	CONSIDERATION, PAYMENT AND FINANCING	4
4.	PAYMENT SECURITY	5
5.	CONDITIONS PRECEDENT	6
6.	CLOSING	7
7.	SALE ON AN AS-IS BASIS; SELLER INDEMNITY	8
8.	REPRESENTATIONS AND WARRANTIES	9
9.	FURTHER UNDERTAKINGS	10
10.	POST-CLOSING GOVERNANCE AND INFORMATION RIGHTS	10
11.	POST-CLOSING RESTRICTIONS ON CHANGE OF CONTROL AND TRADE SALE	10
12.	BRAND, TECHNOLOGY AND PRODUCT RIGHTS	11
13.	SUPPLY AND COMMERCIAL ARRANGEMENTS	12
14.	TRANSITIONAL SUPPORT AND EMPLOYEE RETENTION	14
15.	NON-COMPETE AND NON-SOLICITATION	14
16.	EXCLUSIVITY	15
17.	TAXES AND COSTS	15
18.	CONFIDENTIALITY	16
19.	TERMINATION	16
20.	NOTICE	16
21.	GOVERNING LAW AND DISPUTE RESOLUTION	17
22.	MISCELLANEOUS	18

THIS EQUITY TRANSFER AGREEMENT (this "Agreement") is made on July 23, 2026 among:

(1)

LightPath Technologies, Inc., a corporation incorporated under the laws of the State of Delaware, the United States of America, whose registered office is at 2603 Challenger Tech Court, Orlando FL, 32826, USA ("LightPath US" or the "Seller");

(2)

Hengtu Optical Technology (Nanjing) Co., Ltd. (registered Chinese name: 横图光学科技（南京）有限公司), a limited liability company incorporated in Nanjing, Jiangsu Province, the PRC (as defined below) with unified social credit code of 91320117MAKFFGL81X (the "Purchaser");

(3)

Mr. Leo Zheng (Chinese name: 郑守军), a PRC citizen with PRC identity card number of 32092119730918837X, who directly holds 50% of the equity interest in the Purchaser (the "Purchaser Representative"); and

(4)

LightPath (Zhenjiang) Optical Instrumentation Co., Ltd. (registered Chinese name: 莱特巴斯光学仪器（镇江）有限公司), a limited liability company incorporated in Zhenjiang, Jiangsu Province, the PRC with unified social credit code of 913211910850222670 (the "Company").

The Seller, the Purchaser, the Purchaser Representative and the Company are referred to individually as a "Party" and collectively as the "Parties".

WHEREAS,

(A)	As of the date of this Agreement, the Seller is the sole shareholder of the Company and directly owns 100% of the equity interests in the Company.

(B)	The Purchaser is a holding company owned by the Management Purchasers (as defined below), and the Purchaser Representative directly holds 50% of the equity interests in the Purchaser.

(C)	The Seller desires to sell, and the Purchaser desires to purchase, 100% of the equity interests in the Company held by the Seller, upon the terms and subject to the conditions of this Agreement.

(D)	Upon the Closing (as defined below), the Purchaser will become the sole shareholder of the Company.

NOW, THEREFORE, it is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless otherwise defined in this Agreement, the following terms shall have the meanings set out below:

"Affiliate" means, in relation to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

"AMR" means the State Administration for Market Regulation of the PRC or its competent local counterpart.

"ASEAN" means the member states of the Association of Southeast Asian Nations from time to time.

"Business Day" means a day other than a Saturday, Sunday or public holiday in the PRC.

"Change of Control" means, with respect to the Purchaser or the Company, any direct or indirect change in Control of such entity, including any transfer, issuance or other disposition of equity interests, voting rights or similar interests that results in any Person or group of Persons (other than the Management Purchasers as of the Closing) acquiring Control of such entity, or any merger, consolidation, reorganization, entrustment arrangement, voting proxy or other arrangement having a substantially similar effect.

"Competing Products" means any visible optics products or optical component products that are the same as, substantially similar to, substitutable for, or competitive with the Restricted Products, including products manufactured by the Company as of Closing and visible glass products subsequently developed, launched, manufactured or supplied by LightPath or the Company, excluding any products expressly excluded by written agreement of the Parties.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or major decisions of a Person, whether through ownership of voting securities or equity interests, contract, voting arrangement, power of attorney or otherwise. "Controlled" and "Controlling" shall be construed accordingly.

"ECO Glass Technology" means the ECO glass technology used or reasonably required for the production, development or operation of the Company’s ECO glass products, including the ECO550 products currently made by the Company.

"Governmental Authority" means any national, provincial, municipal, local or foreign government, governmental, regulatory or administrative authority, agency, bureau, commission, court, tribunal or other governmental body.

"LightPath" means the Seller and/or any of its designated Affiliates, as the context requires.

"LightPath EU" means ISP Optics Latvia, an Affiliate of Seller that conducts manufacturing operation in Europe.

"LightPath Restricted Territory" means the United States, the European Economic Area, Israel and the Middle East.

"Management Purchasers" means the Purchaser Representative and the following individuals ZHAO Dibao, WEI Yuanyuan, Xia Wenbin, who are currently members of the management team of the Company who directly or indirectly hold equity interests in the Purchaser.

"MBO Restricted Territory" means the PRC, Japan, Korea, ASEAN and India.

"MOFCOM" means the Ministry of Commerce of the PRC or its competent local counterpart.

"Person" means any natural person, corporation, company, partnership, joint venture, association, trust, unincorporated organization or other legal entity.

"PRC" or "China" means the People’s Republic of China, excluding, for purposes of this Agreement only, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan region.

"PRC GAAP" means the accounting standards for business enterprises and other generally accepted accounting principles applicable in the PRC.

"Restricted Parties" means the Purchaser, the Purchaser Representative and the Company, and their respective Affiliates.

"Restricted Products" means all optical component products manufactured, developed, provided or sold by any Restricted Party, including all visible optical component products currently manufactured by the Company in Zhenjiang as of the Closing and any new visible glass products manufactured, developed, provided or sold by any Restricted Party during the Exclusive Supply Term.

"SAFE" means the State Administration of Foreign Exchange of the PRC or its competent local counterpart.

"Target Equity" means 100% of the equity interests in the Company, together with all rights and benefits attaching thereto, directly held by the Seller as of the date of this Agreement.

"Tax" or "Taxes" means all taxes, duties, levies, imposts, charges, fees, deductions or withholdings of any nature imposed by any Governmental Authority, including income tax, enterprise income tax, withholding tax, value-added tax, stamp duty, surtaxes, penalties and interest.

"Visible Glass Products" means visible glass optical products and related components, excluding products for military use unless otherwise agreed by the Parties in writing.

1.2	Interpretation

(a)	Headings are inserted for convenience only and shall not affect the construction of any provision of this Agreement.

(b)	The words “include”, “including” and similar expressions are not words of limitation, and shall be deemed to be followed by the words “but not limited to” for the purpose of construction.

(c)

Any reference to this Agreement shall include the Schedules and Exhibits which form an integral part of this Agreement. The words “hereof”, “hereunder” and “herein” and other words of similar import shall refer to this Agreement as a whole and not to any particular clause of or schedule or exhibit to this Agreement.

(d)

Each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement.

2.	EQUITY TRANSFER

2.1

Subject to the terms and conditions of this Agreement, the Seller agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Target Equity free from any mortgage, pledge, lien, charge, option, right of first refusal, security interest or other encumbrance, other than the equity pledge in favor of the Seller to be created pursuant to Clause 4 below (the "Equity Transfer").

2.2

Upon the closing of the Equity Transfer (the "Closing"), the Purchaser shall become the sole shareholder of the Company and shall enjoy and assume all shareholder rights and obligations with respect to the Target Equity from the date on which the Closing occurs (the "Closing Date"), subject to the continuing rights of LightPath under this Agreement.

2.3

The Purchaser, the Purchaser Representative and the Company shall promptly complete, and the Seller shall reasonably cooperate in completing, all AMR, MOFCOM, SAFE, Tax and other governmental procedures and formalities required for the Equity Transfer, the conversion of the Company from a wholly foreign-owned enterprise to a domestically-invested enterprise and the Equity Pledge contemplated by Clause 4 below.

3.	CONSIDERATION, PAYMENT AND FINANCING

3.1

The purchase price for the Target Equity shall be fixed at US$ 4,500,000 (the "Equity Purchase Price"). All remaining cash of the Company after the pre-Closing dividend distribution pursuant to Clause 3.2 below, working capital, assets and liabilities of the Company are included in the Equity Purchase Price. The Equity Purchase Price shall not be subject to any adjustment, except as expressly set out in Clause 3.2 below.

3.2

The Seller shall be entitled to cause the Company to distribute a dividend of RMB 3,000,000 to the Seller prior to the Closing. If such dividend distribution is not completed prior to Closing, the Equity Purchase Price set out in Clause 3.1 above shall be increased by RMB 3,000,000 accordingly, and the Purchaser shall pay such increased amount of the Equity Purchase Price, after deduction of applicable withholding Taxes, to the Seller within six (6) months after the Closing. For the avoidance of doubt, the RMB 3,000,000 amount described in this Clause 3.2 shall not be taken into account for purposes of the product price increase mechanism in Clause 13.4 below.

3.3

The Purchaser shall pay the Equity Purchase Price in full within five (5) years after the Closing Date, provided that the Purchaser shall pay at least US$ 500,000 of principal in each twelve (12)-month period following the Closing Date, and all outstanding principal of the Equity Purchase Price shall be paid in full no later than the fifth (5th) anniversary of the Closing Date. The Purchaser may prepay all or any portion of the Equity Purchase Price at any time without premium or penalty.

3.4

Together with each installment of principal paid under Clause 3.3 above or accelerated under Clause 4.6 or 11.2 below, the Purchaser shall pay to the Seller a financing interest in an amount equal to four per cent (4%) of the principal amount of such installment. Such financing interest shall be due and payable concurrently with the relevant installment payment.

3.5

The Purchaser shall be solely responsible for raising funds from sources including profits of the Company, the registered capital of the Purchaser and third-party loans obtained by the Purchaser, in order to ensure the timely payment of the Equity Purchase Price and all related financing interest specified in Clause 3.4 above.

3.6

If the Purchaser fails to pay any amount due under this Agreement when due, the Purchaser shall pay liquidated damages on the overdue amount at an annual rate of seven per cent (7%), calculated on the basis of the actual number of days elapsed from and including the due date to but excluding the date of actual payment, in addition to all other rights and remedies available to the Seller under this Agreement and applicable law.

3.7

All payments to the Seller shall be made by wire transfer in immediately available funds to the bank account designated by the Seller in writing. Any PRC withholding Tax required to be withheld by the Purchaser shall be withheld and remitted pursuant to Clause 17 below.

3.8

Any amount payable under or in connection with this Agreement shall be calculated and settled in USD. If an relevant amount is denominated in a currency other than USD, it shall be converted into USD at the middle exchange rate between USD and such currency that is published by the People’s Bank of China (or its authorized agency) on the relevant date of calculation or settlement, or, if no such exchange rate is published on that date, the immediately preceding Business Day on which such exchange rate is published.

4.	PAYMENT SECURITY

4.1

As security for the due and punctual payment of the Equity Purchase Price, financing interest, liquidated damages and all other amounts payable by the Purchaser under this Agreement, the Purchaser shall, immediately upon becoming registered as the shareholder of the Company and in any event as part of the Closing formalities, pledge 100% of the Target Equity to the Seller as first-ranking pledgee (the "Equity Pledge").

4.2

The Purchaser, the Purchaser Representative and the Company shall execute, deliver and register all documents and complete all filings and registrations required under PRC law to create, perfect and maintain the Equity Pledge solely in favor of the Seller. The Purchaser shall ensure that the Seller is registered as the sole first-ranking pledgee of the Target Equity until the Equity Pledge is released in accordance with this Clause 4.3 below.

4.3

The Equity Pledge shall remain in full force and effect until the earlier of: (a) full payment of the Equity Purchase Price and all related financing interest, liquidated damages and other amounts payable by the Purchaser under this Agreement; and (b) to the extent that a pledge of the Target Equity to a bank is a condition precedent to drawdown of an M&A loan borrowed by the Purchaser, the Purchaser having been granted an M&A loan by such bank covering the then outstanding amount of the Equity Purchase Price as evidenced by a legally binding loan agreement entered into by the Purchaser.

4.4

Upon the occurrence of any event described in Clause 4.3(a) or Clause 4.3(b) above, the Seller shall promptly cooperate with the Purchaser to release the Equity Pledge and complete all relevant deregistration formalities. In the case of Clause 4.3(b), such release shall be subject to the Seller’s receipt of reasonably satisfactory evidence that the Purchaser has obtained an M&A loan covering the then outstanding amount of the Equity Purchase Price and that release of the Equity Pledge is required for drawdown of such loan. Nothing in this Clause 4.4 shall release the Purchaser from its payment obligations under this Agreement. The Parties understand that such release may be effected concurrently with the creation of the pledge in favor of the lending bank and the drawdown mechanics for such M&A loan.

4.5

Prior to the full payment of the Equity Purchase Price and all related financing interest, liquidated damages and other amounts payable by the Purchaser under this Agreement, the Purchaser shall not, without the Seller’s prior written consent, create or agree to create any mortgage, pledge, lien, charge, option, right of first refusal, security interest or other encumbrance over the Target Equity (or any part thereof), other than the pledge in favor of the Seller and any bank pledge permitted under Clause 4.3(b) above.

4.6

If the Purchaser fails to pay any amount when due and such failure is not cured within ten (10) Business Days after a written notice from the Seller, or if any Restricted Party commits any material breach of this Agreement, all outstanding amounts payable by the Purchaser under this Agreement shall, at the Seller’s election, become immediately due and payable, and the Seller shall be entitled to enforce the Equity Pledge and exercise all rights and remedies available under this Agreement and applicable law.

5.	CONDITIONS PRECEDENT

5.1	The Closing of the Equity Transfer shall be conditional upon the satisfaction or written waiver by the Seller, as applicable, of the following conditions:

(a)	this Agreement has been duly executed by all Parties and remains in full force and effect;

(b)

all internal corporate approvals required for the Equity Transfer, the amendment to the articles of association of the Company and the Equity Pledge, including necessary shareholder and board approvals of the Company and necessary approval of the board of directors of the Seller, have all been duly obtained and remain in full force and effect;

(c)

all necessary governmental procedures, filings, registrations and formalities, required for the Equity Transfer and the Equity Pledge, including without limitation the AMR registration, MOFCOM filing, and/or foreign exchange formalities, Tax filings and the registration of the Equity Pledge, have been completed, and the Seller has received evidence thereof;

(d)

there is no law, order, injunction, investigation or governmental action that prohibits or materially restricts the consummation of the Equity Transfer or any other transaction contemplated by this Agreement;

(e)

the Purchaser, the Purchaser Representative and the Company have executed or delivered all documents reasonably required by the Seller to implement this Agreement, including filings, amended articles of association, equity pledge registration documents and payment instructions;

(f)

the Purchaser has appointed individuals to serve as the directors, supervisor(s), general manager, and legal representative of the Company, and the following individuals have been removed from such positions: Shmuel Rubin, Albert Miranda, and James Ward Lyon; and

(g)

each representation and warranty of the Purchaser, the Purchaser Representative and the Company under this Agreement remains true and accurate in all material respects as of the Closing Date, and each such Party has performed in all material respects its obligations required to be performed on or before the Closing.

5.2

Each Party shall use commercially reasonable efforts to procure, to the extent relevant to such Party, the satisfaction of the conditions set out in Clause 5.1. The Purchaser and the Purchaser Representative shall have primary responsibility for completing all PRC governmental procedures and registrations required for the Closing, and the Seller shall provide reasonable cooperation.

5.3	The Parties shall use commercially reasonable efforts to complete the Closing by June 30, 2026, or such other date as the Parties may agree in writing.

6.	CLOSING

6.1

The Closing shall take place on the third (3rd) Business Day after all of the conditions in Clause 5.1 have been satisfied or (as the case may be) waived in writing, or such other date as the Parties may agree in writing. For the avoidance of doubt, any governmental procedure or registration that can only be completed after the Purchaser is registered as the shareholder of the Company shall be completed as part of the Closing formalities, and the Closing shall not be deemed to have occurred unless and until such procedure or registration has been completed or waived by the Seller in writing.

6.2	At or before the Closing, the Seller shall deliver or procure the delivery of:

(a)	evidence of the Seller’s corporate approvals for this Agreement and the transactions contemplated hereby;

(b)

to the extent not previously delivered, duly executed applications, filings and other documents required to be signed or delivered by the Seller for the AMR, MOFCOM, SAFE, tax, Equity Pledge and other governmental procedures; and

(c)	such other documents as are reasonably required to effect the Equity Transfer.

6.3	At or before the Closing, the Purchaser, the Purchaser Representative and the Company shall deliver or procure the delivery of:

(a)	evidence of all corporate approvals of the Purchaser and the Company required for this Agreement and the transactions contemplated hereby;

(b)

evidence reasonably satisfactory to the Seller that all AMR, MOFCOM, SAFE, tax and other governmental procedures, filings, registrations and formalities required for the Equity Transfer and the conversion of the Company from a wholly foreign-owned enterprise to a domestically-invested enterprise have been duly completed;

(c)	duly executed equity pledge documents and evidence reasonably satisfactory to the Seller that the Equity Pledge has been duly registered in favor of the Seller as the sole first-ranking pledgee;

(d)

the amended articles of association of the Company reflecting the Purchaser as sole shareholder and the post-Closing rights set out in this Agreement, including the Observer rights under Clause 10; and

(e)	such other documents as are reasonably required to effect the Equity Transfer.

The Seller shall use commercially reasonable efforts to cooperate with the Purchaser, the Purchaser Representative and the Company to facilitate the delivery of the Closing Deliverables, including but not limited to providing such information, executing such documents and taking such other actions as may be reasonably necessary to consummate the transactions contemplated hereby.

7.	SALE ON AN AS-IS BASIS; SELLER INDEMNITY

7.1

The Purchaser and the Purchaser Representative acknowledge that the Purchaser Representative and the Management Purchasers are fully familiar with the business, assets, liabilities, financial condition, operations, customers, employees, permits and compliance status of the Company, and that they have had the opportunity to conduct independent due diligence and appraisal of the Company and the Target Equity.

7.2

Except for the express representations, warranties, and indemnities of the Seller set forth in this Agreement, the Target Equity is sold to the Purchaser on an "as is" basis. The Seller makes no representation or warranty, express or implied, with respect to the Company, its business, assets, liabilities, financial condition, operations, permits, customers, employees, or prospects. The Purchaser acknowledges that it has conducted its own due diligence and is relying solely on such due diligence and the express provisions of this Agreement in entering into this transaction. Nothing in this Agreement shall be construed as a representation or warranty regarding the future performance, profitability, or viability of the Company's business.

7.3

Subject to the limitations in this Clause 7, the Seller shall indemnify and hold harmless the Purchaser from and against any direct loss actually suffered by the Purchaser as a result of or arising from:

(a)	any Taxes arising from the activities of the Company before the Closing, to the extent such Taxes remains payable and unpaid as of Closing; or

(b)	any liabilities arising from the Company’s violation of PRC laws related to fire safety for the period up to the Closing.

7.4

The aggregate liability of the Seller for all indemnification claims under Clause 7.3 shall not exceed the lower of: (a) thirteen per cent (13%) of the Equity Purchase Price, being US$ 585,000; and (b) the Equity Purchase Price actually paid by the Purchaser to the Seller as of the date on which the relevant indemnity payment becomes due and payable.

7.5

The Seller shall have no liability for any indemnification claim under Clause 7.3 unless: (a) the amount of any single claim exceeds US$ 30,000; or (b) the aggregate amount of multiple claims exceeds US$ 50,000. For purposes of applying such thresholds, the Seller shall be liable only for direct losses in excess of the applicable threshold.

7.6

The Purchaser shall assert any indemnification claim under Clause 7.3 by written notice to the Seller within twelve (12) months after the Closing Date. Any claim not so asserted within such period shall be irrevocably waived.

7.7

The Seller shall not be liable for any indirect, incidental, punitive, special or consequential damages, loss of profit, loss of revenue, loss of business opportunity or diminution in value; provided that any penalties, surcharges, late payment interest or similar charges arising from tax arrears stipulated in Clause 7.3(a) shall not be excluded from the Seller’s liability to the extent otherwise recoverable under this Agreement. The Purchaser shall take reasonable steps to mitigate any loss and shall not be entitled to double recovery for the same matter.

7.8

If any indemnification claim involves a third-party claim, the Purchaser shall promptly notify the Seller, provide copies of relevant documents and permit the Seller to participate in and, where legally permissible, control the defense or settlement of such claim. The Purchaser shall not settle any such claim without the Seller’s prior written consent, which shall not be unreasonably withheld or delayed.

8.	REPRESENTATIONS AND WARRANTIES

8.1	The Seller represents and warrants to the Purchaser that:

(a)	it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b)	it has full power and authority to enter into and perform this Agreement, and this Agreement constitutes legal, valid and binding obligations on it enforceable in accordance with its terms;

(c)

it has obtained all internal corporate approvals required for its entry into and performance of this Agreement, except for approvals or registrations expressly contemplated as conditions precedent under Clause 5; and

(d)	as of the date of this Agreement, it is the legal and beneficial owner of the Target Equity.

8.2	The Purchaser represents and warrants to the Seller that:

(a)	it is duly incorporated, validly existing and in good standing under the PRC law;

(b)	it has full power and authority to enter into and perform this Agreement, and this Agreement constitutes legal, valid and binding obligations on it enforceable in accordance with its terms; and

(c)

it has obtained all internal corporate approvals required for its entry into and performance of this Agreement, except for approvals or registrations expressly contemplated as conditions precedent under Clause 5.

8.3	The Purchaser Representative represents and warrants to the Seller that:

(a)	he is a PRC citizen with full civil capacity and authority to enter into and perform this Agreement;

(b)	this Agreement constitutes his legal, valid and binding obligations enforceable against him in accordance with its terms; and

(c)	he directly holds 50% of the equity interests in the Purchaser.

8.4

The Company represents and warrants to the Seller and the Purchaser that it is duly incorporated and validly existing under the PRC law and has full power and authority to enter into and perform this Agreement.

8.5	Each representation and warranty in this Clause 8 is made as of the date of this Agreement and shall be deemed repeated as of the Closing Date.

9.	FURTHER UNDERTAKINGS

9.1

Each of the Parties undertakes that it shall sign all documents and do all acts and things as may be reasonably required for the full implementation of this Agreement and the transactions contemplated herein.

9.2

The Purchaser and the Purchaser Representative shall procure that the articles of association, shareholder resolutions, board resolutions and internal governance documents of the Company are consistent with the provisions of this Agreement, including the Seller’s security rights, Observer rights, information rights, post-Closing restrictions and supply and commercial arrangements. In the event of any inconsistency between this Agreement and the articles of association or other constitutional documents of the Company or the Purchaser, as among the Parties this Agreement shall prevail to the fullest extent permitted by law, and the Purchaser and/or the Company shall promptly amend such constitutional documents to resolve the inconsistency.

10.	POST-CLOSING GOVERNANCE AND INFORMATION RIGHTS

10.1

During the period commencing on the Closing Date and ending on the later of (i) the date on which the Equity Purchase Price, financing interest, liquidated damages and all other amounts payable by the Purchaser under this Agreement has been paid in full and (ii) the fifth (5th) anniversary of the Closing Date (the "Restricted Period"), James Ward Lyon (or any other person designated by the Seller) shall act as an observer (the "Observer") at all meetings of the board of directors, shareholders or other governing bodies of the Company.

10.2

The Observer shall be entitled to the same information rights, and to receive the same notices, agendas, financial statements, and other information as are provided to directors or shareholder representatives of the Company under the articles of association of the Company and the PRC law. For the avoidance of doubt, the Observer shall have the right to attend and speak at such meetings, but shall have no voting power.

10.3	The Company shall, and the Purchaser and the Purchaser Representative shall cause the Company to, maintain its books and records in accordance with PRC GAAP and applicable PRC laws.

10.4

During the Restricted Period, the Observer shall have reasonable access during normal business hours to the financial and accounting records of the Company and shall be entitled to require an audit of the Company if the Observer deems it necessary. The Company shall provide reasonable assistance to the Observer and any auditor engaged for such audit.

10.5	The rights of the Observer under this Clause 10 are in addition to, and shall not limit, any rights of the Seller under applicable law.

11.	POST-CLOSING RESTRICTIONS ON CHANGE OF CONTROL AND TRADE SALE

11.1	During the Restricted Period, the Purchaser undertakes that, and the Purchaser Representative shall cause the Purchaser and the Company to ensure that:

(a)	no Change of Control of the Company shall occur;

(b)

the Company shall not sell, dispose of or otherwise transfer all or substantially all of its assets (including without limitation intellectual property) and/or business to any third party, except for the sale of inventory and products in the ordinary course of business consistent with past practice and this Agreement; and

(c)

if there is any direct or indirect change in the shareholding of the Company or the Purchaser, the Purchaser shall give a written notice to the Seller immediately, and any new direct or indirect shareholder shall execute an acknowledgment in form and substance satisfactory to the Seller acknowledging and agreeing to the post-Closing restrictions and other applicable terms of this Agreement.

11.2

Any breach of Clause 11.1 shall render all outstanding and unpaid balances of the Equity Purchase Price, together with all accrued or payable financing interest, liquidated damages and other amounts payable under this Agreement, immediately due and payable in full, without prejudice to any other rights or remedies of the Seller.

12.	BRAND, TECHNOLOGY AND PRODUCT RIGHTS

12.1

The rights granted or to be granted by the Seller under this Clause 12 will become effective as of the Closing, and are subject to the timely performance by the Purchaser of its payment obligations under Clause 3 and its other material obligations under this Agreement.

12.2	Brand License

(a)

The Seller consents to the Company’s registration in China of the Chinese trademarks "莱特巴斯" and "莱特巴斯光学" for use in the production and sale of products, and shall provide necessary cooperation for such registration (including issuing letters of non-objection for above registration, where it is applicable) during the period starting from the date of this Agreement, and until two years after the Closing, provided that the Seller shall not bear the relevant cost for trademark application. All right, title and interest in and to such registered Chinese trademarks shall vest in and be owned exclusively by the Company. Seller does not consent to, and no rights are granted with respect to, registration by the Company, the Purchaser or any other Restricted Party of the English trademarks "LightPath" or any confusingly similar English trademark, except as expressly provided in this Clause 12.

(b)

The Seller shall grant to the Company a fully paid-up, royalty-free, non-exclusive license to register and use the "LightPath Optics" trademark in the MBO Restricted Territory (including for the purposes of trademark registration with the relevant authorities), for a term of five (5) years from the Closing Date, for all production, sales and services in the MBO Restricted Territory. The licensed territory shall be limited to the MBO Restricted Territory. The Company may sublicense such trademark within the MBO Restricted Territory, provided that the Company remains responsible for the acts and omissions of each sublicensee and ensures compliance with this Agreement. For the avoidance of doubt, no rights or licenses are granted with respect to the trademark or brand of "LightPath". Upon expiry of the five (5)-year period, unless otherwise agreed in writing by the Parties, the Company shall promptly transfer and assign the "LightPath Optics" trademark (including any registrations) back to the Seller or its designated entity free of charge, and shall cooperate with and take all actions reasonably necessary to effect the transfer of registration with the relevant authorities. For the avoidance of doubt, no license to use the "LightPath Optics" trademark shall arise automatically upon or after the expiry of such five (5)-year period.

(c)

The Seller shall grant to the Company a fully paid-up, royalty-free, non-exclusive license to use the "LightPath Technologies" trademark for a term of one (1) year from the Closing Date, limited to the MBO Restricted Territory and solely for the purpose of transitional supply of Restricted Products to non-PRC clients and/or foreign-invested enterprises incorporated in China.

(d)

The Company shall use the licensed trademarks in accordance with the Seller’s reasonable brand guidelines and quality control requirements. The Company shall not do or permit anything that may impair the validity, reputation or goodwill of any trademark owned by the Seller or its Affiliates.

12.3

Product Documentation. After the Closing, the Company shall obtain, without any additional consideration, perpetual rights to continue using the drawings, tooling/molds and process documentation, including the copyrights, patents and know-how embodied therein, for all products currently manufactured by the Company in Zhenjiang as of the Closing. The Company shall also have the right to use the drawings and design documentation for new Visible Glass Products subsequently launched by LightPath after the Closing, subject to the terms of this Agreement and any reasonable confidentiality and use restrictions notified by the Seller.

12.4	Pre-Closing Technology Transfer. Prior to the Closing, the Seller shall procure the transfer to the Company, without additional consideration, of:

(a)	BD2/BD6 process stamping technology, in the form reasonably determined by the Seller after consultation with the Company; and

(b)	product design procedures, in the form to be agreed by the Parties, together with relevant training for the Company.

12.5	Post-Closing IP License and Support.

Following the Closing, the Seller shall:

(a)

grant the Company a perpetual, PRC-exclusive and royalty-free license to use the ECO Glass Technology, and use reasonable efforts to procure the Company to enter into the relevant supply contract with the existing supplier of the ECO Glass Technology (i.e., Hikari glass Co.,Ltd.) or other alternative supplier (if the existing supplier refuses to enter into such contract);

(b)

without additional charge and on a perpetual basis, share product development relating to Visible Glass Products with the Company, excluding products for military use, and use commercially reasonable efforts to ensure that the Company will have the technology capabilities for such Visible Glass Products development; and

(c)

provide or license to the Company such other technologies, know-how, proprietary information and technical support relating to Visible Glass Products as are reasonably necessary for the production and operation of the Company.

(d)

Within thirty (30) Business Days after Closing, the Licensor shall use commercially reasonable efforts, deliver to the Company copies of documentation relating to the licensed trademarks, technology and product documentation as mentioned under Clauses 12.2, 12.3 and 12.4, to the extent such documentation is in the Licensor's possession or control, and in the format to be reasonably determined by the Licensor. With respect to documentation relating to ECO Glass Technology, such delivery shall be made within sixty (60) Business Days after the Closing.

12.6

Except for the rights expressly granted under this Agreement, the Seller and its Affiliates retain all right, title and interest in and to their trademarks, patents, copyrights, know-how, trade secrets, technology, documentation and other intellectual property. No ownership interest in any intellectual property of the Seller or its Affiliates is transferred or licensed by this Agreement.

12.7

The Seller shall have the right to suspend and/or terminate all intellectual property transfer, support and license rights under this Clause 12 immediately upon a written notice if the Purchaser defaults on any payment obligation or if any Restricted Party commits any other material breach of this Agreement. Any suspension or termination shall be without prejudice to the Seller’s right to payment and any other remedies. Notwithstanding any reference to "perpetual", "fully paid-up" or "royalty-free" in this Clause 12, all rights granted under this Clause 12 shall remain subject to the Seller’s suspension and termination rights under Clause 12.7.

13.	SUPPLY AND COMMERCIAL ARRANGEMENTS

13.1	During the first five (5) years immediately following the Closing Date (the "Exclusive Supply Term"):
(a)

the Restricted Parties shall not, directly or indirectly, market, distribute or sell any Restricted Products in or into the LightPath Restricted Territory, except exclusively through LightPath. LightPath shall act as the exclusive distributor for the Restricted Products in the LightPath Restricted Territory;

(b)

the Restricted Parties may sell the Restricted Products freely within the MBO Restricted Territory, provided, however, that the Restricted Parties shall not, directly or indirectly, sell any Restricted Products to Thorlabs China, Renishaw or any of their respective Affiliates;

(c)

LightPath shall not, directly or indirectly, market, distribute or sell any Competing Products in or into the MBO Restricted Territory, except (i) through the Company and/or its designated Affiliates, (ii) by selling Competing Products to Thorlabs China, Renishaw or any of their respective Affiliates, or (iii) as otherwise expressly agreed by the Parties in writing; and

(d)

no Restricted Party shall, directly or indirectly, establish any subsidiary, branch, joint venture or partnership, or acquire any equity interest in any entity, that engages in any business competing with the Restricted Products in the LightPath Restricted Territory.

13.2

During the Exclusive Supply Term, the Company shall, and the Purchaser and the Purchaser Representative shall cause the Company to, ensure the delivery schedule, quality standards and customer service for any and all products, including both existing products and newly developed products, supplied to LightPath. The Company shall process purchase orders from LightPath in good faith and in a manner consistent with past practice, applicable specifications and agreed quality requirements.

13.3

The purchase prices of the products supplied by the Company to LightPath shall remain the same immediately after the Closing as the applicable purchase prices in effect as of the Closing, unless adjusted pursuant to Clause 13.4 below or otherwise agreed by the Parties in writing.

13.4

The purchase price of the products supplied by the Company to LightPath shall be cost plus ten per cent (10%) at Closing. For every subsequent payment by the Purchaser of US$1,000,000 of the principal portion of the remaining balance of the Equity Purchase Price (excluding the dividend of RMB 3,000,000 to be distributed prior to the Closing and the additional Equity Purchase Price of RMB 3,000,000 to be paid within six (6) months after the Closing under Clause 3.2), such purchase price shall automatically increase by five per cent (5%) over cost (by way of illustration, upon payment of US$2,000,000 of the principal, the applicable purchase price shall be cost plus twenty per cent (20%)). Upon full payment of the principal amount of the Equity Purchase Price, the purchase price shall be fixed at cost plus thirty per cent (30%) and shall not be further adjusted unless otherwise agreed by the Parties in writing. The unit price of each product supplied by the Company to LightPath US specified in the most recent purchase order agreed upon by them as of the Closing Date, as recorded in the transaction system currently adopted by them, shall serve as the "cost" baseline for the purposes of this clause.

13.5	During the Exclusive Supply Term:

(a)

LightPath shall use commercially reasonable efforts to ensure that its direct purchase volume from the Company does not substantially decrease as compared to the corresponding purchase volume prior to the Closing;

(b)	no ECO550 products currently made by the Company shall be moved to LightPath EU for production; and

(c)

LightPath US and LightPath EU shall not purchase any Competing Products from any competitor of the Company located in the PRC. For purposes of this Clause 13.5(c), a "competitor" means any PRC entity that develops, manufactures, sells or supplies Competing Products, other than the Company and its designated Affiliates.

13.6

Nothing in this Agreement shall be construed as an absolute minimum purchase commitment by LightPath, and all purchases shall remain subject to customer demand, product quality, delivery performance, applicable law and the terms of accepted purchase orders.

13.7

The Company shall invoice LightPath promptly upon shipment. Unless otherwise agreed in writing, payment terms shall be net 120 days (for LightPath US) or 90 days (for LightPath EU) from invoice date, denominated and payable in [USD] by wire transfer to the Company’s designated bank account. LightPath shall pay all undisputed amounts in accordance with the above terms. If LightPath disputes any amount in good faith, it shall notify the Company in writing prior to the relevant due date, setting out the basis of the dispute with supporting documentation. The Parties shall first attempt to resolve the dispute by negotiation, and failing agreement within 30 days, either Party may refer the matter to arbitration in accordance with Clause 21.

13.8

The Parties shall ensure that intercompany pricing and commercial arrangements under this Clause 13 comply with applicable Tax, customs, export control, sanctions, anti-bribery and other applicable law.

13.9	The supply arrangements set out in this Clause 13 may be renewed upon mutual written agreement of the Parties before expiry of the initial Exclusive Supply Term.

14.	TRANSITIONAL SUPPORT AND EMPLOYEE RETENTION

14.1	No mass layoff shall be conducted by the Company prior to the Closing or within one (1) year after the Closing.

14.2

For the period of six (6) months commencing on the Closing Date (the “Service Period”), upon written request by the Company, the Seller shall provide the following transitional support (collectively, the “Services”) to the Company:

(a)

IT/ERP services: the Seller shall provide the Company with reasonable information technology and enterprise resource planning support necessary for system separation and transition, including continued access to existing shared systems used by the Company at the Closing, reasonable data export and migration support, troubleshooting, user guidance and relevant system documentation, subject to security, confidentiality and third-party licence restrictions, ;

(b)

key customer certification support: the Seller shall use commercially reasonable efforts to support persuading key customers to accept the Company’s ownership change or complete re-certification, and to cause such key customers to continue business with the Company after the Closing; and

(c)

supply chain stability support: the Seller shall use commercially reasonable efforts to support persuading key suppliers to accept the Company’s ownership change or complete re-certification, and to cause such Key Suppliers to continue business with the Company after the Closing.

15.	NON-COMPETE AND NON-SOLICITATION

15.1	The Parties shall strictly comply with all provisions relating to product sales, distribution, exclusivity and supply arrangements set out in Clause 13 above.

15.2	For a period of two (2) years following the Closing:

(a)	LightPath shall not, directly or indirectly, engage in the production and/or development of Visible Glass Products in the MBO Restricted Territory; and

(b)	the Restricted Parties shall not, directly or indirectly, engage in the production and/or research and development of the Restricted Products within the LightPath Restricted Territory.

15.3

Neither LightPath, on the one hand, nor any Restricted Party, on the other hand, shall, directly or indirectly, solicit the other side’s key customers or core employees for three (3) years after the Closing, provided, however, that general public solicitation, including non-targeted job postings, shall not constitute a breach of this Clause 15.3.

The Parties may identify key customers and core employees for purposes of Clause 15.3 in writing before the Closing or from time to time during the applicable non-solicitation period. If no separate list is agreed, the term shall be interpreted reasonably in light of the business of the Company and LightPath, the importance of the relevant customer relationship or employee, and the commercial purpose of Clause 15.3.

16.	EXCLUSIVITY

16.1

For a period of one hundred and eighty (180) days from April 27, 2026, or such longer period as the Parties may agree in writing, each Party shall negotiate exclusively with the other Parties with respect to the transactions contemplated by this Agreement and shall not, directly or indirectly, solicit, encourage or engage in any discussions or negotiations with any third party regarding any alternative transaction involving the Company.

16.2	The obligations in this Clause 16 shall automatically terminate upon the Closing.

17.	TAXES AND COSTS

17.1	Each Party shall bear its own Taxes arising from the execution and performance of this Agreement, unless otherwise expressly provided in this Agreement or required by applicable law.

17.2

Any income Tax, including capital gains tax and withholding tax currently levied at ten per cent (10%) or any lower rate available under an applicable tax treaty, arising from the Equity Transfer shall be solely borne by the Seller. The Purchaser shall withhold and remit such Tax to the competent PRC tax authority on behalf of the Seller and shall promptly deliver to the Seller the original tax payment certificate or other official evidence of payment issued by the competent tax authority.

17.3

All costs and expenses incurred by the Parties in the territory of the PRC on or prior to the Closing Date in connection with the transactions contemplated by this Agreement, including legal, due diligence and advisory fees, shall be borne by the Company, excluding Taxes and relevant administrative expenses which shall be borne by each Party on its own.

17.4	Each Party shall cooperate with the other Parties in connection with Tax filings, audits and claims relating to the Company or the transactions contemplated by this Agreement.

18.	CONFIDENTIALITY

18.1

Each Party shall keep strictly confidential all non-public information in connection with this Agreement, the term sheet dated April 27, 2026 and the transactions contemplated hereby and thereby, and shall not disclose such information to any third party without the prior written consent of the other Parties, except as expressly permitted by this Clause 18.

18.2

A Party may disclose confidential information: (a) to its Affiliates and professional advisers who are bound by confidentiality obligations; (b) to any Governmental Authority, stock exchange, court, tribunal or regulatory authority where required by applicable law, regulation or listing rule; (c) in connection with the completion of the governmental registrations and filings contemplated by this Agreement; or (d) with the prior written consent of the other Parties.

18.3

No Party shall make any public announcement or press release regarding this Agreement or the transactions contemplated by it without the prior written consent of the other Parties, except to the extent required by applicable law, regulation or listing rule.

18.4	The obligations in this Clause 18 shall survive termination of this Agreement and the Closing.

19.	TERMINATION

19.1	This Agreement may be terminated prior to the Closing:

(a)	by written agreement of the Parties;

(b)

by the Seller, if the Closing has not occurred by July 31, 2026 or such other date as the Parties may agree in writing, unless the failure to close is primarily caused by the Seller’s material breach of this Agreement;

(c)

by the Seller, if the Purchaser, the Purchaser Representative or the Company commits a material breach of this Agreement and such breach is incapable of cure or is not cured within ten (10) Business Days after written notice from the Seller;

(d)

by the Purchaser, if the Seller commits a material breach of this Agreement and such breach is incapable of cure or is not cured within ten (10) Business Days after written notice from the Purchaser; or

(e)	by any Party, if any governmental authority issues a final non-appealable order prohibiting the Equity Transfer.

19.2

Termination of this Agreement shall not affect any rights, obligations or liabilities accrued before termination, nor shall it affect Clauses 1, 8, 17, 18, 19, 20, 21 and 22, which shall survive termination.

20.	NOTICE

Any notice or other communication required or permitted to be given hereunder (a) shall be in writing (email being sufficient) and (b) shall be deemed to have been received by the other Parties (i) if personally delivered, at the time of delivery, (ii) two (2) working days after it is sent, if sent by a nationally-recognized express courier service and providing proof of delivery, or (iii) upon sending, if sent by email with delivery receipt; in each case, to the other Party at the address set forth below; provided, however, that each Party, by written notice given in accordance with this Clause to the other Party, may designate another address or person for receipt of notices hereunder, provided that notice of such a change shall be effective upon receipt:

If to the Seller:

Attention: Albert Miranda(CFO)

Address:

2603 Challenger Tech Ct., #100

Orlando, FL 32826

Email: [***]

With a copy to:

Attn: Daniel He

Address: 26/F HKRI Centre One, HKRI Taikoo Hui, 288 Shimen Road (No.1), Shanghai 200041, PRC

Email: [***]

If to the Purchaser, the Purchase Representative or the Company:

Attention: Leo Zheng

Address: [***]

Email: [***]

21.	GOVERNING LAW AND DISPUTE RESOLUTION

21.1	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

21.2

Any dispute arising out of or in connection with this Agreement, including any dispute regarding its existence, validity, interpretation, performance, breach or termination, shall first be resolved through friendly consultation among the Parties. If the dispute cannot be resolved through consultation within thirty (30) days after a Party gives a written notice of the dispute, the dispute shall be submitted to Shanghai International Arbitration Centre for arbitration in Shanghai in accordance with its then-effective arbitration rules.

21.3	The arbitral award shall be final and binding on the Parties.

21.4

The Parties agree that any Party may seek interim, conservatory or injunctive relief from any court or other authority of competent jurisdiction before or during the arbitration, without waiver of the agreement to arbitrate.

22.	MISCELLANEOUS

22.1	This Agreement shall become effective upon execution by the duly authorized representatives of all Parties.

22.2

This Agreement constitutes the entire agreement among the Parties in relation to the subject matter of this Agreement and supersedes all prior discussions, negotiations and understandings, whether oral or written, including the term sheet dated April 27, 2026, except to the extent expressly incorporated into this Agreement.

22.3

The Seller and the Purchaser may enter into a short-form agreement in connection with the Equity Transfer in order to perform the registration and filing procedures with the PRC governmental authorities. The Parties agree that the Equity Transfer shall be governed solely by the terms and conditions of this Agreement, and not by the aforesaid short-form agreement. In the event of any conflict between the short-form agreement and this Agreement, this Agreement shall prevail.

22.4

No amendment or modification of any provision hereof will be effective unless in writing and signed by all Parties. No failure or delay by each Party in exercising any right, power, or remedy hereunder will operate as a waiver of any such right, power or remedy nor create an expectation of non-enforcement of that or any other provision or right. No waiver of any provision hereof will be effective unless in a signed writing by the Person charged with making such waiver.

22.5	No Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

22.6

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect, and the Parties shall negotiate in good faith to replace the invalid, illegal or unenforceable provision with a valid, legal and enforceable provision that most closely reflects the original commercial intention.

22.7	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by applicable law.

22.8	This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

(Signature pages follow)

IN WITNESS WHEREOF, each of the Parties has duly signed this Agreement on the date first written above.

SELLER:

LIGHTPATH TECHNOLOGIES, INC.

By:                  /s/ Shmuel Rubin______________

Name:          Shmuel Rubin

Title:          CEO

IN WITNESS WHEREOF, each of the Parties has duly signed this Agreement on the date first written above.

PURCHASER:

Hengtu Optical Technology (Nanjing) Co., Ltd.
横图光学科技（南京）有限公司 (Seal)

By:                  /s/ Leo Zheng________________

Name:          Leo Zheng

Title:          Legal Representative

PURCHASER REPRESENTATIVE:

Leo Zheng/ 郑守军

By:                  /s/ Leo Zheng _______________

COMPANY:

LightPath (Zhenjiang) Optical Instrumentation Co., Ltd.

莱特巴斯光学仪器（镇江）有限公司 (Seal)

By:                  /s/ James Ward Lyon____________

Name:          JAMES WARD LYON

Title:          Legal Representative